Exhibit 23.1


                       Consent of Independent Auditors



The Board of Directors
Merit Securities Corporation


We consent to incorporation by reference in the registration statements (Nos. 33-99316 and Nos. 333-15539) on Form S-3 of Merit Securities Corporation of our report dated March 19, 1997, relating to the balance sheets of Merit Securities Corporation as of December 31, 1996 and 1995 and the related statements of operations, shareholder's equity and cash flows and for the years ended December 31, 1996, 1995 and for the period from August 19, 1994 (inception) to December 31, 1994, which report appears in the December 31, 1996 Form 10-K of Merit Securities Corporation.


                                                         KPMG PEAT MARWICK LLP






Richmond, Virginia
March 31, 1997